Fiscal 2025 continuing operations earnings recast (unaudited) July 8, 2026 Exhibit 99.1

FY25 GAAP earnings – continuing operations1 Spire | Fiscal 2025 continuing operations earnings recast (unaudited) 2 1Continuing operations excludes results from Spire Marketing and Spire Storage due to the sale of the assets. Spire Mississippi is included in continuing operations. Spire MoGas and Spire STL Pipeline results, previously reflected in the Midstream segment, are now included in Other.

FY25 adjusted earnings – continuing operations1,2 Spire | Fiscal 2025 continuing operations earnings recast (unaudited) 3 1Continuing operations excludes results from Spire Marketing and Spire Storage due to the sale of the assets. Spire Mississippi is included in continuing operations. Spire MoGas and Spire STL Pipeline results, previously reflected in the Midstream segment, are now included in Other. 2Adjusted earnings in Q4 and YTD excludes expenses of $15.2M related to acquisition activities (net of tax $11.6).

This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Our forward-looking statements in this presentation speak only as of today, and we assume no duty to update them. Forward-looking statements are typically identified by words such as, but not limited to: “estimates,” “expects,” “anticipates,” “intends,” “targets,” “plans,” “forecasts,” and similar expressions. Although our forward-looking statements are based on reasonable assumptions, various uncertainties and risk factors may cause future performance or results to be materially different from those anticipated, including, among other things, weather conditions and catastrophic events; economic factors; the competitive environment; governmental and regulatory policy and action; the satisfaction of conditions to, and the timing and completion of, the announced dispositions (including receipt of required regulatory approvals); our ability to realize anticipated benefits from completed and announced transactions; transaction costs and potential disruption from completed and announced transactions; and our ability to retain and hire key personnel. More complete descriptions and listings of these uncertainties and risk factors can be found in our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission. This presentation includes "adjusted earnings" and "adjusted earnings per share" which are non-GAAP measures used internally by management when evaluating the Company's performance and results of operations. Adjusted earnings exclude from net income, to the extent incurred in a given period, the impacts of acquisition, divestiture and restructuring activities, the largely non-cash impacts of impairments, and the impacts of certain regulatory, legislative, or GAAP standard-setting actions. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, traditional GAAP measures such as operating income, net income, or earnings per share. Reconciliation of adjusted earnings to net income is contained in our SEC filings and in the Appendix to this presentation. Note: Years shown in this presentation are fiscal years ended September 30. Investor Relations contact: Megan L. McPhail Managing Director, Investor Relations 314-309-6563 | Megan.McPhail@SpireEnergy.com 4 Spire | Fiscal 2025 continuing operations earnings recast (unaudited) Forward-looking statements and use of non-GAAP measures